EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-210463) of our report dated April 7, 2017 with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Lifeway Foods, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2016.

/s/ Mayer Hoffman McCann P.C.

April 7, 2017